EXHIBIT 23

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               [MILLER, MAYER, SULLIVAN & STEVENS LLP LETTERHEAD]
                          CERTIFIED PUBLIC ACCOUNTANTS
                     "INNOVATORS OF SOLUTION TECHNOLOGY"SM

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Harrodsburg First Financial Bancorp, Inc.

We consent to incorporation by reference in the registration statement (No. 0-26570) on Form S- 8 of Harrodsburg First Financial Bancorp, Inc. of our report dated November 29, 1999, relating to the consolidated balance sheets of Harrodsburg First Financial Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, which report is incorporated by reference in the September 30, 1999 annual report on Form 10-K of Harrodsburg First Financial Bancorp, Inc.


/s/ Miller, Mayer, Sullivan, & Stevens, LLP

Lexington, Kentucky
December 8, 1999